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                                                                   EXHIBIT 23(A)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-4 of Shawmut National Corporation of our report dated January 19, 1994 appearing on page F-3 of Shawmut National Corporation's Annual Report on Form 10-K for the year ended December 31, 1993 and our report dated January 19, 1994, except as to Note 2 as to which the date is July 28, 1994, relating to the combined consolidated financial statements of Shawmut National Corporation, which appears in the Current Report on Form 8-K of Shawmut National Corporation dated August 2, 1994. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/  PRICE WATERHOUSE LLP

Hartford, Connecticut
February 6, 1995